                                    EXHIBIT 3
                       RESTATED ARTICLES OF INCORPORATION
                                (with amendment)

                                       OF

                            RELIABILITY INCORPORATED


      1. Reliability Incorporated (the "Corporation"), pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act (the "Act"), hereby adopts Restated Articles of Incorporation which accurately copy the Articles of Incorporation and all amendments thereto that are in effect to date and as further amended by such Restated Articles of Incorporation as hereinafter set forth and which contains no other changes.

      2. The Articles of Incorporation of the Corporation are amended by the Restated Articles of Incorporation as follows:

            Articles Two and Seven of the Articles of Incorporation of the Corporation are amended in their entirety to read as set forth in the Restated Articles of Incorporation printed below under paragraph 5 and Article Eight is deleted in its entirety.

      3. Each amendment made by these Restated Articles of Incorporation has been effected in conformity with the provisions of the Texas Business Corporation Act and each such amendment made by the Restated Articles of Incorporation were duly adopted by the shareholders of the Corporation on April 26, 1995.

      4. The number of shares outstanding was 4,242,848; the number of shares entitled to vote on the Restated Articles of Incorporation as so amended was 4,242,848; the number of shares voted for such Restated Articles of Incorporation as so amended was 3,800,980; and the number of shares voted against such Restated Articles as so amended was 101,334; and the number of shares abstaining was 13,355.

      5. The Articles of Incorporation and all amendments and supplements thereto are hereby superseded by the following Restated Articles of Incorporation which accurately copy the entire text thereof:

                       RESTATED ARTICLES OF INCORPORATION

                            RELIABILITY INCORPORATED

                                   ARTICLE ONE

      The name of the Corporation is Reliability Incorporated.

                                   ARTICLE TWO

      The purpose for which the Corporation is organized is to engage in the transaction of any lawful business for which a corporation may be incorporated under the Act.

                                  ARTICLE THREE

      The name of its registered agent is Larry Edwards and the address of its registered office is 16400 Park Row, Houston, Texas 77084.

                                  ARTICLE FOUR

      The period of its duration is perpetual.

                                  ARTICLE FIVE

      The number of Directors shall be fixed by the By-Laws of the Corporation at not less than three, and until changed by such By-Laws shall be three, and the names and addresses of those who are the current directors are as follows:

            Name                           Address

      W. L. Hampton                        16400 Park Row
                                           Houston, Texas  77084

      Everett G. Hanlon                    16400 Park Row
                                           Houston, Texas  77084

      John R. Howard                       16400 Park Row
                                           Houston, Texas  77084

      Thomas L. Langford                   16400 Park Row
                                           Houston, Texas  77084

      A. C. Lederer, Jr.                   16400 Park Row
                                           Houston, Texas  77084


                                   ARTICLE SIX

      The aggregate number of shares which the Corporation shall have authority to issue is Twenty Million shares of common stock (the "Common Stock"), without par value.

                                  ARTICLE SEVEN

      Provisions for the regulation of the internal affairs of the Corporation will include the following, but such enumeration is not in limitation of the power of the shareholders or the Board of Directors to formulate in the By-Laws, by resolution, or any other proper manner any other lawful provision not inconsistent with law or these articles:

      Section 1. Voting. Each outstanding share, regardless of class, will be entitled to one vote on each matter submitted to a vote of shareholders. At each election of directors every shareholder entitled to vote at such election will be entitled to vote, in person or by proxy, the number of shares owned by him for each director for whose election he has a right to vote. The right of shareholders to cumulate votes in the election of directors is expressly denied.

      Section 2. By-Laws. The Board of Directors from time to time may alter, amend or repeal the By-Laws of the Corporation or adopt new By-Laws; but the shareholders from time to time may alter, amend or repeal any By-Laws adopted by the Board of Directors or may adopt new By-Laws.

      Section 3. Denial of Preemptive Rights. The shareholders of the Corporation will not have the preemptive right to acquire additional, unissued or treasury shares of the Corporation, or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares.

      Section 4. Limitation of Liability of Directors. No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for an act or omission in such director's capacity as a director except for (i) a breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty to the Corporation or an act or omission that involves inten-tional misconduct or a knowing violation of the law, (iii) a transaction from which the director received an improper benefit (whether or not the benefit resulted from an action taken within the scope of the director's office), or
(iv) an act or omission for which the liability of the director is expressly provided by applicable statute.

      Dated this 26th day of April, 1995.


                                    RELIABILITY INCORPORATED



                                    By: /s/ Larry Edwards
                                        Larry Edwards, President